EXHIBIT 99.1

Primerica’s Board of Directors Elects Senator C. Saxby Chambliss

as a Board Member

Duluth, GA, June 7, 2017 — Primerica, Inc. (NYSE:PRI) today announced the election of C. Saxby Chambliss to the Company’s Board of Directors effective as of June 7, 2017. Senator Chambliss has been a partner with the law firm of DLA Piper since January 2015, where he is a member of the firm’s government relations and cybersecurity teams. Prior to that, he served as a U.S. Senator for Georgia from 2003 to 2015 and a U.S. Representative for Georgia from 1995 to 2003. During his tenure in the Senate, he served on the Senate Select Committee on Intelligence, where he was vice chairman from 2011 to 2014. While serving in that role, Senator Chambliss advocated for improved sharing of information between intelligence agencies and human intelligence-gathering capabilities, and he is one of the leading congressional experts on those issues. Senator Chambliss is also a legal expert with respect to cybersecurity matters. In addition to his work on national security issues, he was the leader of a core group of Senators tasked with seeking a bipartisan solution to our country’s debt and deficit issue. Before entering Congress, he practiced general corporate law in Moultrie, Georgia. Senator Chambliss earned a Bachelor of Business Administration degree from the University of Georgia and a Juris Doctor from the University of Tennessee at Knoxville.

“We are thrilled to have Senator Chambliss join our Board,” said D. Richard Williams, Chairman of the Board of Primerica. “He brings extensive legal experience and a clear understanding of Washington D.C. that will be very valuable to our board and management team.” Senator Chambliss said “I had the privilege of working with the Primerica leadership team on several issues during my years of public service and I am now very excited to be joining a very distinguished group of Board members and having a chance to provide advice and counsel to an excellent team of executives.”

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading distributor of financial products to middle income households in North America. Primerica representatives educate their Main Street clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. In addition, Primerica provides an entrepreneurial full or part-time business opportunity for individuals seeking to earn income by distributing the company’s financial products. We insured approximately 5 million lives and have over 2 million client investment accounts at December 31, 2016. Primerica stock is included in the S&P MidCap 400 and the Russell 2000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Contact:

Keith Hancock: (470) 564-6328

keith.hancock@primerica.com